SCS Code of Ethics
For Internal Use Only

April 2025

BOSTON, MA | NEW YORK, NY | LOS ANGELES, CA | PROVIDENCE, RI |617-204-6400 | SCSFINANCIAL.COM | SCSINVESTMENTPARTNERS.COM

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FOR INTERNAL USE ONLY

Table of Contents

Introduction		3

I.	Definitions	3

II.	Statement of Policy	6

III.	Administration of the Code of Ethics	9

IV.	Ethics Training	10

V.	Restricted Activities	11

VI.	Political Contributions	14

VII.	Exempt Transactions and Conduct	16

VIII.	Reporting of Personal Holdings and Transactions by Access Persons	17

IX.	Chief Compliance Officer Duties	18

X.	Restricted List	19

Appendix A - Policy to Detect and Prevent Insider Trading		20

Appendix B – SCS Personal Trading Policy		24

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Introduction

This Code of Ethics has been adopted by SCS to (i) set forth standards of business conduct for its Supervised Persons which reflect the fiduciary obligations of SCS and its Supervised Persons, (ii) prevent the misuse of information about client transactions in connection with personal trading by Access Persons of SCS, and (iii) prevent other forms of dishonesty, self-dealing and conflicts of interest involving SCS and its Supervised Persons.

I.	Definitions

“1940 Act” means the U.S. Investment Company Act of 1940 and the rules thereunder, both as amended from time to time, and any order or orders thereunder which may from time to time be applicable to any fund.

“Access Person” means any Supervised Person of SCS.

“Acquisition” or “acquire” includes any Purchase and the receipt of any gift of any Security.

“Advisers Act” means the U.S. Investment Advisers Act of 1940 and the rules thereunder, both as amended from time to time.

“Beneficial Ownership” means a direct or indirect “pecuniary interest” (as defined in subparagraph (a)(2) of rule 16a-1 under the Exchange Act) that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a Security. While the definition of “pecuniary interest” in subparagraph (a)(2) of rule 16a-1 is complex, the term generally means the opportunity directly or indirectly to profit or share in any profit derived from a transaction in a Security. An indirect pecuniary interest in Securities by a person would be presumed to exist as a result of1:

●	Ownership of Securities by any of that person’s Immediate Family Members Sharing the Same Household;

●	That person’s partnership or other interest in the portfolio Securities held by a general or limited partnership or other entity which that person controls;

●	That person’s right to receive dividends from a Security if this right is separate or separable from the underlying Securities;

●	That person’s interest in Securities held by a trust under certain circumstances;

●	That person’s right to acquire Securities through the exercise or conversion of a “derivative” Security, which excludes:

○	A broad-based index option or futures contract,

○	A right with an exercise or conversion privilege at a price that is not fixed, and

○	A Security giving rise to the right to receive the other Security only pro rata and by virtue of a merger, consolidation or exchange offer involving the issuer of the first Security.

“CCO” or “Chief Compliance Officer” means the chief compliance officer of SCS at any given time.

[1]	The presumption of an indirect pecuniary interest may be rebutted in certain limited circumstances. The determination of whether the presumption applies to a particular person shall be made by the CCO and the CCO shall provide evidence of any determination that the presumption has been rebutted in writing to the applicable person.

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“Code of Ethics” or “Code” means this code and any appendix and exhibit attached hereto, as amended by SCS from time to time.

“Control” means the power to exercise a controlling influence over the management or policies of a company unless this power is solely the result of an official position with the company.

“Disposition” or “dispose” includes any Sale and the making of any personal or charitable gift of Securities.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Federal Securities Laws” means the Securities Act of 1933, as amended, the Exchange Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.

“Focus” means Focus Financial Partners, LLC, and its subsidiaries and affiliates.

“Foreign Corrupt Practices Act” or “FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Grandfathered Securities” means any non-Permitted Security that was acquired by an SCS Access Person prior to 1/1/11 or prior to becoming an Access Person of SCS.

“Immediate Family Members Sharing the Same Household” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and adoptive relatives that share the same household.

“MCO” or the “System” refers to the MyComplianceOffice compliance reporting system.

“Permitted Security” means any Security that is not subject to the trading prohibition set forth in Section II(D) below and includes the following:

●	Direct obligations of the government of the United States;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements;

●	Shares issued by open-end or closed-end management investment companies registered under the 1940 Act, including money market funds and ETFs (or the foreign equivalent);

●	Any short- or long-term municipal debt securities;

●	Any option entered into a national securities exchange relating to a broad-based group or index of securities;

●	Exchange Traded Notes (ETNs) that track an index or a strategy;

●	Futures contracts on agriculture, energy, equity indices, foreign exchange, interest rates, or metals;

●	Unit investment trusts invested exclusively in open-end funds; or

●	Securities purchased or sold in a Private Placement.

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“Pre-Cleared Securities” means any Security that is a Permitted Security and requires written pre-clearance to trade in accordance with Section V(D). “Pre-Cleared Securities” include the following:

●	The sale of any Grandfathered Securities;

●	The purchase or sale of any security listed on the SCS Security Pre-Clearance List

●	Securities purchased or sold in a Private Placement.

“Purchase” includes, among other things, the writing of an option to purchase a Security.

“Private Placement” means an offering that is exempt from registration under the Securities Act of 1933, as amended, pursuant to section 4(2) or section 4(6) thereto or pursuant to Rule 504, 505, or 506 adopted under such act.

“Reportable Securities” means any Security, except that it does not include:

●	Direct obligations of the government of the United States;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements;

●	Shares issued by open-end management investment companies registered under the 1940 Act, including money market funds, that are not advised or sub-advised by SCS or its affiliates; or

●	Unit investment trusts invested exclusively in open-end funds that are not advised or sub-advised by SCS or its affiliates.

“Restricted List” means the list described in Section X below.

“Sale” includes, among other things, the writing of an option to sell a Security.

“SCS” or the “Firm” means SCS Capital Management LLC, and its affiliates.

“SEC” means the U.S. Securities and Exchange Commission.

“Security” means a security as defined in section 202(a)(18) of the Advisers Act.

“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), an employee of SCS, or other person who provides investment advice on behalf of SCS and is subject to the supervision and control of SCS.

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II.	Statement of Policy

Standards of Business Conduct

SCS is an investment adviser registered with the SEC under the Adviser Act. SCS provides investment management services to various individual clients, charitable foundations, corporations, private or registered investment funds and other organizations. As such, SCS has fiduciary duties to its clients, including (i) the duty to disclose all material facts that may affect the services SCS provides, (ii) the duty to disclose material conflicts of interest that may affect the services SCS provides, (iii) the duty to act in the best interest of clients, (iv) the duty to treat each client fairly, and (v) the duty to provide suitable investment advice to clients. It is the policy of SCS to conduct its business in a manner that is consistent with its fiduciary duties and that meets the highest standards of commercial honor and just and equitable principles of trade. As such, all Supervised Persons must at all times conduct business in a manner consistent with the fiduciary duties of SCS and in a manner that meets the highest standards of commercial honor and just and equitable principles of trade. Further, in addition to the general principles of conduct and restrictions described in this Code of Ethics, SCS and its Supervised Persons must at all times comply with all applicable Federal Securities Laws and any applicable state securities laws. Failure to comply fully with the policies and procedures set forth herein and elsewhere in the SCS Compliance Manual may jeopardize the individual, his or her supervisors and SCS itself.

Outside Business Activities & Other Affiliations

As a general rule, a conflict of interest, or the appearance of a conflict, might arise if your SCS duties involve any actual or potential business with a person, entity or organization in which you or your Family Members have a substantial personal or financial interest. Accordingly, the following rules apply:

●	You may not act on behalf of SCS in connection with any business or potential business involving any person, entity or organization in which you or your Family Members have direct or indirect (i) managerial influence, such as serving as an executive officer, director, general partner or similar position or (ii) substantial ownership or beneficial interest.

●	You must promptly notify a principal of SCS and the Chief Compliance Officer of any business affiliation that you or your Family Members have that might give rise to a conflict of interest, or the appearance of a conflict, by virtue of your SCS duties and position, the nature of the activities of SCS and the nature of your outside business affiliation.

●	You must obtain prior written permission of the Chief Compliance Officer prior to accepting any appointment to serve as an executive officer, director, board member, trustee, general partner, or similar position of any person, entity, or organization. Association with any charitable, social, fraternal or other public interest organizations are exempt from the approval requirements, as is serving on the board or a committee of securities or investment industry organizations, provided that the position does oversee the organization’s investment or financial function in which case pre-approval would be required.

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●	Access Persons of SCS are required to report certain information about outside business affiliations annually to the Chief Compliance Officer through the MyComplianceOffice website. In addition, you must report to the Chief Compliance Officer, within 10 days of each occurrence, any situation involving an existing or prospective customer, supplier, or competitor of SCS in which either you or your Family Members:

○	Serve or accept an appointment to serve as an executive officer, director, general partner, or similar position, or;

○	Hold or acquire any substantial ownership or beneficial interest or have a 10% or greater ownership or controlling interest.

No person who has been approved to serve as an executive officer, director, trustee, general partner or similar position of any person, entity or organization and is in possession of material non-public information shall, except in accordance with the Firm’s Code of Ethics:

●	Discuss that information with any other Access Person of SCS.

●	Trade in any of the issuer’s securities.

●	Recommend, solicit, or direct such trading by any other person; or

●	Transmit the information to any other person except in the course of the Director’s duties to the issuer.

The following definitions help you determine how this rule applies to your particular circumstances:

“Family Members” For purpose of this policy, your Family Members include your spouse, minor children, and any other person who resides in your household or depends on you or your spouse for financial support.

“Substantial Interest” Whether a particular ownership or beneficial interest is “substantial” depends on the circumstances, such as the size and nature of the entity’s business and the nature of its relationship to SCS; your SCS duties in relation to that entity; and the size and nature of the interest in that entity in relation to your compensation and net worth.

“Existing or Prospective Customer, Supplier or Competitor” An existing or prospective customer, client or supplier of SCS includes any person, entity or organization that (i) has done business with SCS within the past year, or (ii) has been in contact with SCS during the past year regarding potential business, regardless of whether or not you work in the particular unit that deals with that customer or supplier. A competitor of SCS includes any person, entity or organization that does business in competition with SCS.

Avoiding Abuses

Each Access Person must at all times place the interests of each client first in conducting personal Securities transactions. Accordingly, private Securities transactions by Access Persons of SCS must be conducted in a manner consistent with this Code and the Personal Trading Policy so as to avoid any actual or potential conflict of interest or any abuse of an Access Person’s position of trust and responsibility. Also, Access Persons should not take inappropriate advantage of their positions with, or relationship to, any client, SCS or any affiliated company.

Personal Trading Philosophy

SCS has implemented a personal trading policy that restricts Access Persons from trading any Security that is not a Permitted Security. Subject to the fiduciary duty owed by Access Persons to clients and to the requirements of this Code and the Personal Trading Policy included in the Appendix, Access Persons may purchase and sell Permitted Securities owned by the clients. However, these Permitted Securities

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transactions must comply with the spirit of, and the specific restrictions and limitations contained in, this Code and the Personal Trading Policy. Technical compliance with this Code or the Personal Trading Policy will not automatically insulate from scrutiny abusive Securities transactions for personal accounts.

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III.	Administration of the Code of Ethics

Distribution of the Code of Ethics

SCS must provide each Supervised Person with a copy of this Code of Ethics and any amendments hereto.

Receipt of the Code of Ethics

Every Supervised Person is required to read this Code of Ethics upon receipt from SCS and maintain a copy of this Code of Ethics. Any questions regarding this Code of Ethics should be directed to the CCO. Upon receipt of this Code of Ethics and at least annually thereafter, each Supervised Person must provide SCS with a written Acknowledgement and Confirmation Form evidencing, at a minimum, the fact that such Supervised Person has (i) received, reviewed and understands the Code of Ethics and any amendments thereto, and (ii) reported all transactions in Reportable Securities (if any) as required by the Code of Ethics.

Reporting of Violations

Each Supervised Person must immediately report to the CCO (or to his or her designee under this Code of Ethics, with a copy to the CCO) any violations of this Code of Ethics that come to his or her attention. All reports will be treated confidentially and investigated promptly by the CCO (or designee). SCS will not retaliate against any Supervised Person who reports a violation of this Code of Ethics in good faith and any retaliation constitutes a violation of this Code of Ethics. The CCO will keep records of any violation of the Code, and any action taken as a result of the violation. Any violation of the Code of Ethics that involves the CCO may be reported to a member of the SCS Management Committee, who will handle the report in accordance with the foregoing provisions.

Sanctions

Any violation of any provision of this Code of Ethics may result in disciplinary action. The CCO, in consultation with senior management, will determine an appropriate sanction. Disciplinary action may include, among other sanctions, a letter of reprimand, disgorgement, termination of personal trading rights, suspension, demotion, or termination of employment.

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IV.	Ethics Training

Ethics Training

The Firm’s CCO is responsible for holding periodic orientation or training sessions with new and existing Supervised Persons of SCS to review their obligations under the Code of Ethics (the CCO may delegate the task of organizing and directing such sessions).

Training Format

Ethics training will generally be in the form of in-person training sessions though other formats may be used as appropriate. The training will be provided by the CCO, or delegate, or by an appropriate 3rd party provider.

Frequency

Training will be provided to Supervised Persons within one week after joining the Firm and at least annually thereafter.

Documentation

SCS will maintain written documentation of its Supervised Persons’ attendance of training sessions.

Content

Training provided to Supervised Persons will cover various topics relating to the firm’s (i) duty to disclose all material facts that may affect the services SCS provides, (ii) duty to disclose material conflicts of interest that may affect the services SCS provides, (iii) duty to act in the best interest of clients, (iv) duty to treat each client fairly, and (v) duty to provide suitable investment advice to clients. The training provided will also cover Supervised Persons’ reporting obligations under the Code of Ethics.

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V.	Restricted Activities

General Prohibitions

No Access Person of SCS, in connection with the Acquisition or Disposition, directly or indirectly, by that Access Person of a Permitted Security held or to be acquired by a client may:

●	Employ any device, scheme, or artifice to defraud the client;

●	Make to the client any untrue statement of a material fact or omit to state to the client a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading;

●	Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon a client; or

●	Engage in any manipulative practice with respect to a client.

Improper Use of Information

No Access Person may use his or her knowledge about the Securities transactions or holdings of a client in trading for any account that is directly or indirectly beneficially owned, controlled or influenced by the Access Person. Any investment ideas developed by an Access Person that are consistent with one or more clients’ investment objectives and strategies must be made available to the clients before the Access Person may engage in personal transactions based on these ideas.

Front-Running

No Access Person may engage in front-running an order or recommendation for a client, regardless of who is handling or generated the order or recommendation. Front-running means purchasing or selling the same or underlying Securities or derivatives based on these Securities ahead of and based on knowledge of client Securities transactions that are likely to affect the value of these Securities.

Pre-Clearance of Certain Transactions

SCS requires that all Access Persons pre-clear Purchases or Sales of any Security offered in a Private Placement, any Security listed on the SCS Security Pre-Clearance List, or any grandfathered non-Permitted Security. Access Persons must receive written approval from the Chief Compliance Officer, or the CCO’s designee, prior to any such Purchase or Sale in order to receive pre-clearance from SCS in connection with the relevant transaction. The CCO will determine whether to grant pre-clearance in view of all the facts and circumstances and in accordance with the Code and the Personal Trading Policy. If pre-clearance is not granted for such a transaction, no Access Person may participate in the transaction. If pre-clearance is granted, the CCO will inform the Access Person regarding the date of the revocation of pre-clearance. In some cases, pre-clearance may be denied for a reason that is confidential.

Transactions with Clients

No Access Person may directly or indirectly sell to or purchase from a client any Security.

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Communicating Non-Public Client or Issuer Information

No Access Person may, directly or indirectly, communicate to anyone who is not an Access Person any material non-public information about a client or any issuer of a Security owned by the client. This restriction does not apply to communications (such as those with brokers and custodians) necessary to effect Securities transactions on behalf of a client.

Insider Trading

Access Persons may not trade, either personally or on behalf of others, on material, non-public information or communicate material, non-public information to another in violation of the law. This policy extends to activities within and outside an Access Person’s duties at SCS (see Appendix A – Statement of Policy and Procedures to Detect and Prevent Insider Trading).

Business Contact Gifts

Supervised Persons of SCS may from time to time entertain and be entertained by clients of the Firm or receive or give gifts of value from or to such clients. Supervised Person should maintain records and report such gifts and entertainment in accordance with the procedures described below. In no circumstance should any Supervised Person give preferential treatment to any client or other party as a result of or in connection with the receipt of any such gift or entertainment. Any questions about the appropriateness of the giving of or receipt of gifts or entertainment should be raised in advance with the CCO. No Supervised Person may solicit any gift or gratuity from any person or entity that does business with or on behalf of a client of SCS.

Each Supervised Person that is looking to accept or give any gift(s) or personal benefit(s) valued in excess of the de minimis value set forth below from or to any single person or entity that does business with or on behalf of SCS or a client must receive approval in advance such gift(s) or personal benefit(s) to the CCO. The CCO will maintain a gift and entertainment log that shall include this information.

A Supervised Person may accept or give the following without reporting it to the CCO:

●	Gifts and promotional items of a de minimis value, as determined by the CCO. De minimis value means not more than $500.[2]

●	Customary business lunches, dinners, and entertainment at which both the Supervised Person and the giver/recipient are present (e.g., dinner or a sporting event).

●	Personal gifts that are not related to the business of SCS (e.g., wedding gifts).

Periodic Reports

In addition to the reporting of gifts or personal benefits described above, each Supervised Person must submit to the CCO within thirty (30) days after the end of each calendar quarter via the MyComplianceOffice system an affirmation describing any gift or entertainment expense given or accepted during such period (including,

[2]	With respect to broker-dealers, vendors, administrators, custodian banks, or a person associated with one of these entities, each Supervised Person that accepts or gives a gift valued at more than $100 from or to any such entity or person must submit a report describing the gift to the CCO. With respect to any gift given or received by a Supervised Person, such Supervised Person must take reasonable steps to determine whether the recipient or giver is a broker-dealer, vendor, administrator, custodian bank, or a person associated with one of these entities. Any questions regarding this requirement should be directed to the CCO.

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for the avoidance of doubt, any gift or business entertainment excluded from the pre-clearance requirement of this paragraph).

Gift Prohibitions

No Supervised Person may accept or give cash gifts or cash equivalents from or to any client or any person or entity that does business with or on behalf of any client. No Supervised Person may accept “special favors” from a stock promoter, such as the participation in a private offering or IPO as an inducement to purchase other Securities for client accounts. No Supervised Person may make a referral to a client (e.g., of accountants, attorneys, or the like) if the Supervised Person expects to personally benefit in any way from the referral. No Supervised Person may offer anything of value, including but not limited to business entertainment, which comprises conduct that is illegal under any applicable law or would expose SCS, the Supervised Person or the recipient to any civil liability to any governmental authority or agency. Any questions about the foregoing prohibitions should be raised in advance with the CCO.

Foreign Corrupt Practices Act

SCS and its Access Persons may not make or promise any payment intended to influence any act or decision of a foreign official in his or her official capacity, to induce the official to do or to omit to do any act in violation of his or her lawful duty, to obtain any improper advantage, or to induce a foreign official to use his or her influence improperly or influence any act or decision. This provision is particularly important in countries where governments are engaged in the ownership and operation of businesses.

While the FCPA and related laws do not prohibit legitimate business relationships with business enterprises owned or controlled by foreign officials, great care must be taken to avoid any association with any such enterprise in circumstances that might constitute an evasion of the FCPA.

The Chief Financial Officer, or his or her designee, will maintain books, records, and accounts that accurately reflect the transactions and dispositions of SCS.

The CCO shall keep records of all periodic gift and entertainment reports submitted by Supervised Persons and shall review such reports and the gifts and entertainment logs periodically to ensure that no material conflicts of interest exist. The CCO may require that any gift be returned to the provider if the CCO determines that a gift creates any material conflict of interest.

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VI.	Political Contributions

Introduction

SCS and its affiliates manage investment funds in which various state and local government entities (including any agencies or instrumentalities of such governments and any of their public pension plans or other collective government funds) invest or may invest in the future (the “Government Clients”). Federal Securities Laws and state law impose certain restrictions on the making and solicitation of political contributions by SCS, SCS’ Supervised Persons or their Immediate Family Members Sharing the Same Household, or any political action committee directed or controlled by the foregoing (collectively “Covered Persons”) to an official of a Government Client.3 To preserve SCS’ ability to raise capital from Government Clients and to receive compensation with respect to investment management services performed by the Firm, SCS has adopted the following restrictions.

General Prohibitions

The making or solicitation of any potential political contribution by a Covered Person to an official (or any official’s campaign), to a political party of a state or locality where such Government Client exists, or to any PAC must be approved in writing by the CCO in advance. To obtain such prior approval, a Covered Person must provide the CCO with the information required under the Political Contributions section of MCO. With regard to a state or local government that is an actual or prospective Government Client, the making of any political contribution to an official of such Government Client is prohibited. SCS is also expressly prohibited from making any political contributions to officials of any Government Client.

The foregoing prohibition does not apply to the following de minimis political contributions by an individual Covered Person:

●	An aggregate of $350 or less per election to a single Government Client official, for whom such Covered Person can vote, and

●	An aggregate of $150 or less per election to a single Government Client official for whom such Covered Person cannot vote.

Primaries and general elections are considered to be separate elections for the purposes of these exceptions.

In no event shall an individual Covered Person make personal political contributions or solicit contributions on company time or use company resources in the making of personal political contributions. Furthermore, at no time shall SCS provide any Covered Persons with additional compensation of any kind that is to be used for the making of personal political contributions or offer to reimburse any claim for political contributions made by a Covered Person.

Any engagement of a third party as a solicitor or placement agent to solicit advisory business from a Government Client requires prior approval of the CCO.

[3]	For purposes of this section, an “official” of a Government Client includes an incumbent, candidate or successful candidate for elective office of a state or local government entity if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment advisor or (ii) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment advisor.

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Pre-Clearance of Certain Contributions

SCS requires that all Access Persons pre-clear political contributions in excess of $150 to candidates running for national office. Access Persons must receive written approval from the Chief Compliance Officer, or the CCO’s designee, prior to any such Political Contribution in order to receive pre-clearance from SCS in connection with the relevant contribution. The CCO will determine whether to grant pre-clearance in view of all the facts and circumstances and in accordance with the Code and the Political Contributions Policy. If pre-clearance is not granted for such a contribution, no Access Person may make the contribution. If pre-clearance is granted, the CCO will inform the Access Person regarding the date of the revocation, if applicable, of pre-clearance. In some cases, pre-clearance may be denied for a reason that is confidential.

Recordkeeping

The CCO shall keep track of (i) all political contributions and solicitations, including the names of the contributor and recipients, and the date and amount of each such contribution or solicitation; (ii) a list of Government Clients to which SCS or its affiliates has provided advisory services or which have acquired interests in investment pools managed by the Firm during the prior five years; and (iii) information concerning persons that act as solicitors or placement agents for SCS.

Questions and Sanctions

Any Covered Person who has any questions regarding this Section VI should discuss the matter with the CCO. Any violation should be immediately reported to the CCO. Appropriate disciplinary action, up to and including termination and the recovery of damages, will be applicable to violations of this Section VI.

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VII.	Exempt Transactions and Conduct

The following transactions are exempt from the substantive restrictions of Section V above, but not from the reporting provisions (i.e., Section VIII), of this Code of Ethics.

No Influence or Control

Acquisitions or Dispositions of Securities for an account over which the Access Person has no direct or indirect influence or control.

Non-volitional Transactions

Acquisitions or Dispositions of Securities, which are non-volitional on the part of the Access Person (i.e., resulting from an involuntary event, such as death or pursuant to an order of a court or other judicial or other administrative authority).

Automatic Purchases or Sales

Acquisitions or Dispositions of Securities that are part of an automatic dividend reinvestment, cash purchase or withdrawal plan, but only if the Access Person makes no adjustment to the amount of Securities purchased or sold under the plan.

Exercise of Rights

Acquisitions of Securities resulting from the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent these rights were acquired by the Access Person from the issuer, and Sales of rights so acquired.

All or None Tender Offers

Tenders of Securities pursuant to tender offers, which are expressly conditioned on the tender offeror’s acquisition of all of the Securities of the same class.

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VIII.	Reporting of Personal Holdings and Transactions by Access Persons

Holdings Reports and Content

Each Access Person must submit both an initial and annual holdings reports to the CCO that disclose all Reportable Securities held in any personal account over which an Access Person or an Immediate Family Member Sharing the Same Household has Beneficial Ownership. Each such holdings report must contain, at a minimum:

●	Title, type, ticker or CUSIP, number of shares and principal amount of Reportable Security;

●	Name of broker with which the relevant account is maintained; and

●	The date the Access Person submits the report.

Every Access Person must submit a holdings report via MCO within the following time frames:

●	No later than 10 days after the person becomes an Access Person, and the information must be current as of a date no more than 45 days prior to the date the report was submitted; and

●	At least once each year thereafter, no later than January 31st, and the information must be current as of a date no more than 45 days prior to the date the report was submitted.

Quarterly Transaction Reports Generally

Each Access Person must submit to SCS within 30 days after the end of each calendar quarter an affirmation to confirm all Reportable Securities transactions in which the Access Person or an Immediate Family Member Sharing the Same Household has a Beneficial Ownership interest and related periodic statements via MyComplianceOffice. Each such transaction report must contain, at a minimum:

●	Title, type, ticker or CUSIP, interest rate and maturity date, number of shares and principal amount of the Reportable Security;

●	Date and nature of transaction (e.g., Purchase, Sale, gift or other Acquisition or Disposition of the Reportable Security);

●	Price at which the transaction was effected;

●	Name of broker, dealer, or bank through which the transaction was effected; and

●	Date of submission of report.

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IX.	Chief Compliance Officer Duties

The Chief Compliance Officer or delegate will be responsible for administering and maintaining this Code of Ethics, including:

●	Holding periodic orientation or training sessions with new and existing Supervised Persons of SCS to review their obligations under the Code of Ethics (the CCO may delegate the task of organizing and directing such sessions);

●	Reviewing reports submitted by Supervised Persons;

●	Reviewing all personal Securities holding and transaction reports submitted by or on behalf of Access Persons (a delegate will review any reports submitted by the CCO);

●	Preserving a copy of each brokerage confirmation, account statement, personal trading or holdings report, or other document generated or submitted in accordance with this Code of Ethics;

●	Keeping records of gifts reported by Supervised Persons;

●	Answering any question from a Supervised Person regarding this Code of Ethics;

●	Preserving a copy of this Code of Ethics and its amendments;

●	Preserving records of violations of the Code and actions taken as a result of the violation;

●	Preserving decisions approving Access Persons’ Purchase or Sale of Securities in Private Placements;

●	Preparing, keeping current and circulating the Restricted List (the CCO may delegate such tasks); and

●	Providing a copy of this Code of Ethics to all Supervised Persons and preserving copies of such Supervised Persons’ written acknowledgment of receipt of the Code (the CCO may delegate these tasks).

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X.	Restricted List

SCS has established a “Restricted List” identifying publicly traded securities with respect to which SCS or its Supervised Persons may possess material non-public information or, given the relationship between the issuer and SCS or one or more of its Supervised Persons, the possibility of receiving such information is substantial. No Acquisition or Disposition of the Securities of any corporation included on the Restricted List may be effected for the account of SCS, any of its Access Persons (or any Access Person’s Immediate Family Members Sharing the Same Household or trusts, corporations or other entities over which they have control or influence) or any other client with respect to whose account SCS has discretionary authority, without first obtaining approval from the CCO.

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Appendix A - Policy to Detect and Prevent Insider Trading

Policy Statement on Insider Trading

SCS may not trade, and forbids each of its directors, officers, and Access Persons from trading, either personally or on behalf of others, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.”

The term “insider trading” is not defined in the federal securities laws but is understood to refer to the use of material nonpublic information to trade in securities or to communications of material nonpublic information to others.

While the law concerning insider trading is constantly changing, it is generally understood that the law prohibits:

●	Trading by an insider, while in possession of material nonpublic information;

●	Trading by a non-insider, while in possession of material nonpublic information, if the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

●	Communicating material nonpublic information to others.

The elements of insider trading and the penalties for this unlawful conduct are discussed below.

What is Insider Trading?

Insider trading consists of purchasing or selling a security while the purchaser or seller has material nonpublic information about the issuer of the security or the market for the security. In most cases, the securities that have been the subject of insider trading have been common stock of publicly traded corporations. However, trading in options on common stock or, in certain circumstances, convertible debt securities could violate the prohibition on insider trading. The classic example of insider trading occurs when an Access Person of a corporation buys or sells its common stock on the basis of information about the corporation learned in the course of the Access Person’s duties. However, inside information can also relate to a portfolio company’s stock. The most obvious example is nonpublic information that someone is about to make a tender offer for the stock of a portfolio company. The insider trading rules prohibit purchasing that stock with knowledge of the proposed tender offer. Trading on “tips” can violate the prohibition against insider trading and should be avoided.

Who is an Insider?

The concept of “insider” is broad. It includes directors, officers, and Access Persons of a company. In addition, a person can be a “temporary insider” if they enter into a special confidential relationship with a company and as a result is given access to confidential, material information. According to the courts, before a non-insider will be considered an insider of a company, the company must expect the non-insider to keep the disclosed nonpublic information confidential, and the relationship must at least imply such a duty.

A “temporary insider” can include, among others, a company’s attorneys, accountants, banks, consultants, and the Access Persons of such organizations. SCS may become a “temporary insider” of a company for which it performs services, or with which it enters into a business relationship.

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What is Material Information?

Trading on insider information is not a basis for liability unless the information is material. Information generally is defined as “material” if there is a substantial likelihood that a reasonable investor would consider the information important in making their investment decision, or the information is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered “material” includes, but is not limited to:

●	Dividend changes

●	Earnings estimates

●	Changes in previously released earnings estimates

●	Major new discoveries in research

●	Significant merger or acquisition proposals or agreements

●	Major litigation or government agency investigation

●	Liquidation problems

●	Extraordinary management developments

Material information does not have to relate directly to a company’s business. For example, in one case the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

What is Nonpublic Information?

Nonpublic information is information that has not been disclosed to the public generally. Information is nonpublic until it has been effectively communicated to the marketplace; to avoid liability, one must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in a daily newspaper or other publications of general circulation would be considered public.

Nonpublic information may include:

●	Information available to a select group of analysts, brokers, or institutional investors;

●	Undisclosed acts which are the subject of rumors, even if the rumors are widely circulated;

●	Information that has been entrusted to you on a confidential basis, until enough time has elapsed for the market to respond to a public announcement of the information

Basis for Liability

Fiduciary Duty Theory

In 1980, the Supreme Court found that there is no general “duty to disclose” before trading on material nonpublic information, but that such a duty arises only where a fiduciary relationship exists between the parties in an investment transaction. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or will refrain from trading.

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The Supreme Court has also stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders:

●	they can enter into a confidential relationship with a company through which they gain information (e.g., outside attorneys, independent accountants, lenders); or

●	they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider “tipper” who has violated their fiduciary duty to the company’s shareholders.

However, in the “tippee” situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure to the non-insider. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

Misappropriation Theory

Another basis for insider-trading liability is the “misappropriation” theory. Under this theory, liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from any other person. For example, the Supreme Court found that a columnist had defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. The misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the “fiduciary duty” theory.

Controlling Person Theory

The Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”) imposes civil penalties upon any person who, at the time of an insider trading violation, directly or indirectly controlled the person who committed the violation, even if the controlling person had no knowledge of the violation. Such a “controlling person” is any person with the power to influence or control the management, policies, or activities of another person. A controlling person may be civilly liable for merely failing to take appropriate action designed to prevent insider trading activity.

What are the Penalties for Insider Trading?

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers or other “controlling persons.” A person can be subject to some or all of the penalties below even if they do not personally benefit from the violation. Penalties include:

●	Civil injunctions

●	Treble damages

●	Disgorgement of profits

●	Jail sentences

●	Civil fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited

●	Civil fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided

●	Criminal fines of up to $1,000,000 for individuals and up to $2,500,000 for non-natural persons

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●	Exposure to civil litigation by a plaintiff who traded the securities “contemporaneously” with, and on the opposite side of the market from the insider trader.

Procedures to Implement SCS’s Insider Trading Policy

Neither SCS nor any director, officer, Access Person or investment adviser representative of SCS, on behalf of either a proprietary or client account, will engage in any of the prohibited conduct described in this Statement or in any other insider trading provision contained elsewhere in the Code of Ethics or Personal Trading Policy. The CCO will consult with SCS’ external counsel and senior management about any transaction that could possibly involve trading on inside information.

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Appendix B – SCS Personal Trading Policy

Policy Statement

All SCS access persons are restricted from purchasing or selling any Security for their own personal account except to the extent permitted under this Personal Trading Policy (the “Policy”) and the relevant sections of the Firm’s Code of Ethics. Purchase or sale of a Security includes the writing of an option to purchase or sell a Security.

“Security” for purposes of this policy shall have the meaning set forth in the Code of Ethics. The definition therein is broad and includes a vast range of financial instruments. In case of doubt whether a particular instrument constitutes a “Security” under this Policy, the Access Person should consider treating the instrument as falling under such definition and therefore subject to the trading prohibition. Any question about such determination can be addressed to the CCO whose decision shall be final and binding on the Access Person.

Any capitalized term used but not otherwise defined in this Policy shall have the meaning ascribed to it in the Code of Ethics.

The general trading prohibition shall not apply with respect to the following Permitted Securities:

●	Direct obligations of the government of the United States;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements;

●	Shares issued by open-end management investment companies registered under the 1940 Act, including money market funds and ETFs (or their foreign equivalents), that are not advised or sub-advised by SCS or its affiliates;

●	Any short- or long-term municipal debt securities;

●	Any option entered into on a national securities exchange;

●	Unit investment trusts invested exclusively in open-end funds;

●	Securities issued by a publicly traded issuer; or

●	Any Security purchased or sold in a Private Placement.

Responsibility

The Chief Compliance Officer may delegate any responsibility or role described in this policy to his designee to the extent it deems reasonable and practicable to do so. Regardless of such delegation, the CCO shall remain responsible for the overall overseeing of the procedures described in this policy.

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Procedures

I. Trading Prohibition

The Chief Compliance Officer or designee shall be able to rely on the monthly duplicate trade confirmations and account statements submitted by the broker(s) of each Access Person pursuant to Section VII of the Code in order to determine whether any Reportable Security transaction effected during the corresponding period by such Access Person complies with the trading prohibition set forth in the Code or in this Policy. In addition to such review, the CCO or designee will periodically provide training to all Access Persons that personally trading any Security that is not a Permitted Security is prohibited and that any violation of such prohibition shall be considered a violation of the Code of Ethics.

II. Pre-Clearance Requirement

The Chief Compliance Officer or designee will review any Trade Pre-Clearance Request submitted by an Access Person to determine whether such Permitted Security transaction shall be allowed. For clarification purposes, trades in any Permitted Security not specifically requiring pre-clearance under Section V of the Code shall be permitted without any restriction, provided that they otherwise comply with the requirements of the Code or this Policy.

III. Brokerage Account Requirements for Publicly Traded Securities

Access Persons who wish to trade Securities issued by a publicly traded issuer, or derivatives of such Securities, must do so through a brokerage account held at a brokerage firm capable of establishing a data feed with SCS’s online compliance website, MyComplianceOffice.

III. Restricted List

The Chief Compliance Officer or designee will maintain, update, and monitor regularly the Restricted List described in Section X of the Code. Such list will identify issuers of Securities about which SCS, or its affiliates have insider information, and certain securities SCS may trade on behalf of clients on a discretionary basis. Trading for clients in Securities of issuers included in the Restricted List requires pre-clearance from the Chief Compliance Officer or delegate. Any exception to the foregoing prohibitions shall be approved in advance by the CCO or delegate. The Restricted List will be made available to all Access Persons by its publication in the Firm’s compliance website (MyComplianceOffice).

IV. Exceptions

The trading restrictions contained in the Code or in this Policy shall not apply to the types of transactions or conduct set forth in Section VII of the Code. Any question about the application of these exceptions to a particular trade shall be addressed to the CCO. SCS may grant additional exceptions to this Personal Trading Policy on a case by case basis.

SCS may grant an exception to the general trading prohibition, on a case-by-case basis, for members of an SCS Access Person’s household whose primary profession is investment management-related and who are employed in an investment decision making capacity and, at the time their household member joins SCS, are managing their own personal account without any additional restrictions than permitted by the SCS Personal Trading Policy. Any exemption granted would not exempt the household member from the reporting,

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restricted security prohibitions, and IPO and Private Investment preclearance requirements of SCS’s Personal Trading Policy.

V. “Grandfathered” Positions

Any Access Person holding a Security that is not a Permitted Security as of the Effective Date shall include such Security in the first report of personal holding and transactions submitted to the CCO or designee after the Effective Date as required under Section VIII of the Code and periodically thereafter.

For purposes of the trading prohibitions contained in this Policy, an Access Person that holds a Security that is not a Permitted Security after the Effective Date shall be prohibited from acquiring additional Securities that are not Permitted Securities but shall be allowed to dispose of such Securities subject to the pre-clearance requirement contained in Section V of the Code.

VI. Personal Trading Restrictions Applicable to Focus Partner Firms

As a Focus partner firm, SCS access persons are prohibited from trading or tipping others who may trade in the securities of another company if they learn Material, Non-Public Information about the other company in connection with their employment by or relationship with the Company, its subsidiaries or partner firms.

In addition, SCS access persons are prohibited from certain transactions in Focus securities including establishing short positions, transactions in Focus debt securities, hedging transactions and other transactions involving derivatives in Focus securities, short term trading in Focus securities, and standing limit orders in Focus securities.

VII. Knowledgeable Employee Investments in SCS Funds

SCS encourages its employees to invest in private funds managed or advised by the firm (collectively, the “Funds”). Such investments incentivize eligible employees to act consistently with the best interest of the Funds and facilitate the alignment of employees’ interest with those of investors.

Since SCS must ensure that investments by employees do not jeopardize the private nature of the Funds’ offerings, SCS has adopted the following procedures to govern investments by its employees in the Funds:

●	Any employee who desires to invest in a Fund must complete the relevant subscription or commitment agreement. The CCO should verify that the employee is eligible to invest in accordance with the eligibility criteria set forth below and notify the investor of such decision. Such decision is final and binding on the employee.

●	If the employee’s investment is approved, the employee shall forward the agreement to the Fund Administrator for processing. All investments are subject to the terms and conditions set forth in such subscription agreement and other offering documents of the relevant Fund.

Eligibility Criteria

Employees investing in the SCS Funds must either meet the financial qualifications, or meet the Knowledgeable Employee criteria, under both the “accredited investor” and “qualified purchaser” as defined by the rules under the Investment Company Act. The Knowledgeable Employee definition includes “executive officers, directors, general partners, managing members” or other persons serving in a similar capacity, or (ii)

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an employee (other than an employee performing solely clerical, secretarial or administrative functions) who, in connection with his or her regular functions or duties, actively participates in the investment activities of the Fund, provided that such employee has been performing such functions or duties on behalf of the Fund for at least 12 months. These determinations are factual and made on a case-by-case basis.

“Executive officers” generally includes the CEO, President, COO, CIO, and any employee who is in charge of a principal business unit, division or function or is otherwise involved in a policy-making function. “Active” participation in investment activities connotes involvement beyond merely collecting information and is based on the material involvement in such investment activities. SCS has determined that employees who are Vice Presidents, Directors, or Managing Directors are considered knowledgeable employees. Other employees may also be categorized as knowledgeable employees based on their job function.

Alternatively, employees may invest if they meet the financial criteria under both the “accredited investor” and “qualified purchaser” as defined in the rules under the Securities Act and Investment Company Act.

In general, to be an “accredited investors” as defined in Regulation D, the relevant definition includes employees who have an individual net worth, or joint net worth with the employee’s spouse, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person. Alternatively, the employee must represent that their income for the past two years exceeded $200,000 (or $300,000 with the employee’s spouse) and that the employee has a reasonable expectation of the same income level in the current year.

In general, to be a “qualified purchaser” as defined in the Investment Company Act, individuals need to own a minimum of $5 million in investments.

VIII. Amendments

The CCO in consultation with senior management of SCS and legal counsel may from time to time amend this Policy, including by making additions or subtractions to the list of Permitted Securities. Any such amendment shall take effect upon notification to all the Firm’s Access Persons.

IX. Recordkeeping

The CCO shall maintain and preserve in the appropriate location at the office of SCS the following books and records related to this Policy:

●	a copy of the Code of Ethics or its amendment that is in effect, or at any time within the past five years was in effect for the Firm;

●	a record of any violation of the Code of Ethics and of any action taken as a result of such violation;

●	a record of all written acknowledgments for each person who is currently, or within the past five years was, a Supervised Person of SCS;

●	a record of each report made by an Access Person as required by Section VIII of the Code of Ethics;

●	a record of the names of the persons who are currently, or within the past five years were, Access Persons of the Firm; and

●	a record of any decision, and the reasons supporting the decision, the approve the acquisition of Permitted Securities requiring pre-approval for at least five years after the end of the fiscal year in which the approval is granted.

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X. Effective Date

This Personal Trading Policy entered into effect as of April 1, 2025 (the “Effective Date”).

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